PLEDGE AGREEMENT

     This agreement is made July 28, 1999, between PRODUCTOS FORESTALES DE BOLIVAR, CA, a Venezuelan corporation ("PFB"), located at Calle Circunvalacion, Del Sol Edificio Tarabay, Piso 1-1N, Caracas Venezuela; and WESTAR TIMBER, INC., a Florida corporation, ("Westar"), located at 2300 Palm Beach Lakes Blvd., Suite 210, West Palm Beach, Florida 33309. Concurrently with the execution of this pledge agreement ("Agreement"), PFB is executing and delivering to Westar a certain promissory note (the "Note") of even date hereof, in the principal amount of $50,000, the terms of which are incorporated herein.

     In order to induce Westar to accept the Note as evidence of such loan, and as further security for the payment by PFB of the Note, PFB has agreed to pledge with Westar the collateral, as described below, on the terms and conditions set forth below.

In consideration of the premises, the parties agree as follows:

     1. As security for the payment of the Note by PFB to Westar, PFB agrees and by this means does assign, set over, and transfer to Westar all accounts receivable as shown by its books as of this date, all of its inventory as of this date, and all unfilled orders as of this date, all as collateral security for the payment of the note.

     2. PFB expressly agrees that (i) if, by virtue of a default by PFB under the Note, Westar shall accelerate the indebtedness in accordance with the terms of the note; Westar may, at its election, transfer the collateral pledged hereto to its name and exercise all rights of owner in respect of such collateral; and PFB irrevocably constitutes and appoints Westar, its attorney-in-fact to effectuate such transfer. In addition, Westar shall have all of the rights in respect of the collateral that are accorded it as a secured party under the Uniform Commercial Code. For the purpose of determining what constitutes reasonable notice of any sale of the collateral under the provisions of the Uniform Commercial Code, the parties agree that Ten (10) days shall be sufficient.

     3. PFB waives demand, notice, protest and notice of acceptance of this Agreement and of all other demands and notices of any description not expressly provided for here which it may lawfully waive. No delay or omission by Westar in exercising any right under this Agreement, and no partial exercise of any right under this Agreement, shall operate as a waiver of such right or of any other right under this Agreement or provided for by law. No purported waiver of any right shall be effective unless in writing signed by Westar and no waiver on one occasion shall be construed as a bar to or waiver of any such right on any other occasion. All rights of Westar under this Agreement or by law are cumulative and the exercise of one shall not be construed as a bar to or waiver of any other.


         3-1


     4. Upon payment in full of the Note, Westar shall retain no interest in the collateral.

     5. Notwithstanding any other provision of this Agreement, all notices and other communications given under or pursuant to this Agreement (hereafter collectively "notices") shall be in writing and shall be addressed to the party to receive them at its address or at such other address as it may later designate as provided below, and shall be sent by registered or certified mail, return receipt requested. Any party may, by like notice, change its address for receipt of further notices. Notices given in the manner stated shall be deemed given and served when mailed.

     6. PFB agrees that it will at any time and from time to time, upon request, execute and deliver such further documents and do such further acts and things as Westar may reasonably request in order to more fully effectuate the purposes of this Agreement.

      7. This Agreement shall be binding upon and shall inure to the benefit of PFB and Westar, and in the case of PFB, PFB's respective legal representatives, successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the state of Florida applicable to agreements made and to be performed wholly within that state.

     In witness whereof, PFB and Westar have executed this Agreement on the date first above written.

     PRODUCTOS  FORESTALES
     DE BOLIVAR,  CA,


     /s/William Richard Smith
     William Richard Smith, President


     WESTAR TIMBER, INC.


     /s/Norman Piatti
     Norman Piatti, president